Exhibit 4.10

RULES OF

THE WORLDPAY GROUP PLC

SAVINGS-RELATED SHARE OPTION SCHEME

Registered with HM Revenue and Customs on 2 September 2016 under Reference: XL1100000131134

Adopted by the Board on 12 October 2015

Amended by the Board on 28 February 2017

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THE WORLDPAY GROUP PLC SAVINGS RELATED SHARE OPTION SCHEME

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which have capital letters have the meanings set out in the Appendix 1.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	INVITATION AND APPLICATION FOR OPTIONS

2.1	Time when invitations may be made

During the Plan Period, the Board may, during an Invitation Period, invite Eligible Employees to apply for Options. If the Board chooses to exercise its discretion in this way, invitations will be extended to all Eligible Employees.

2.2	Form of invitation

The Board will specify the form of the invitations to apply for Options and state whether or not the Shares over which the Options will be granted are subject to restrictions and if so, the details of any such restrictions. Invitations may be made by letter, poster, circular, advertisement, electronically or any other means or combination of means determined by the Board. If the Option Price is advertised by poster, the Date of Invitation will be the day following the day or, as the case may be, the last of the three Dealing Days by reference to which the Option Price is determined. For as long as Shares are Listed, the Date of Invitation must be chosen so that each Dealing Day used to determine the Option Price is within the Invitation Period.

2.3	Option Price

The Board will decide the Option Price for an invitation. The Option Price will not be less than the higher of:

(a)

80 per cent. of the Market Value of a Share on the Dealing Day immediately preceding the Date of Invitation or, if the Board decides, 80 per cent. of the average of the Market Values of a Share on the three Dealing Days immediately preceding the Date of Invitation or 80 per cent. of the Market Value at such other time or times agreed in advance with HMRC; and

(b)	if the Shares are to be subscribed, their nominal value, but subject to any adjustment under Rule 9.

2.4	Applications

An Eligible Employee may apply for an Option in the form specified by the Board. The application will contain any undertakings and/or declarations from Eligible Employees that the Board requires for the Plan. The application form must be accompanied by a completed proposal form to enter a Savings Contract with the Savings Body. Eligible Employees must apply for Options within 21 days following the Date of Invitation (or any shorter period, but not less than 14 days, determined by the Board).

2.5	Employee’s specification

An Eligible Employee must specify:

(a)	the Monthly Contribution which, subject to Rules 2.8 and 3, the Eligible Employee wishes to make; and

(b)	subject to Rule 2.7, whether the Savings Contract Repayment is to include the Three Year Bonus or the Five Year Bonus.

2.6	Shares available

The Board may specify a maximum number of Shares available under an invitation.

2.7	Bonus available

The Board may allow Eligible Employees when applying for an Option to elect for the Three Year Bonus and/or the Five Year Bonus. If the Board does not specify in the invitation documents, Eligible Employees may only elect for the Three Year Bonus.

2.8	Limit on participation

A Participant cannot contribute monthly to Savings Contracts more than the Maximum Contribution.

3.	SCALING DOWN

3.1	Method

If there are insufficient Shares available to satisfy valid applications for Options, the Board may use any of the following methods, or a combination of methods, to scale down applications to the extent necessary to eliminate the excess:

(a)

reduce pro-rata the proposed Monthly Contribution of each Eligible Employee which is in excess of an amount chosen by the Board (though such amount may not, unless determined otherwise by the Board before the Date of Invitation, exceed £50); or

(b)	treat the bonus of each Eligible Employee as wholly or partly excluded from the Savings Contract Repayment; or

(c)	reduce pro-rata the proposed Monthly Contribution of each Eligible Employee, provided that this amount is not less than the Minimum Contribution; or

(d)	treat any applications for a Five Year Bonus as an application for a Three Year Bonus; or

(e)	select applications by lot, each based on a Monthly Contribution equal to the Minimum Contribution and no bonus in the Savings Contract Repayment.

3.2	Applications modified

If scaling down is necessary each application will be deemed to have been modified or withdrawn in accordance with the method(s) chosen under Rule 3.1 and the Board will complete or amend, as appropriate, each Savings Contract proposal form to reflect any reduction in Monthly Contributions. The Board will then grant Options under Rule 4, but the period of 30 days in Rule 4.2 will be increased to 42 days.

4.	GRANT OF OPTIONS

4.1	Option grant

Subject to Rule 3, Options will be granted by the Board to each Eligible Employee who has applied for an Option over the largest whole number of Shares that can be acquired at the Option Price with the Savings Contract Repayment related to their respective applications. An Option will be granted so that it constitutes a binding contract between the Company and the Participant. There will be no payment for the grant of an Option.

4.2	Time of grant

Options will be granted within 30 days after the date on which the Option Price is determined or, if the Option Price is determined over three consecutive Dealing Days, within 30 days after the earliest of those Dealing Days.

4.3	Notification of grant

A Participant will be notified of the grant of an Option and may be issued with an option certificate specifying the date on which the Option was granted, the number of Shares under the Option, the Option Price, the bonus and Bonus Date of the Option. Alternatively, a Participant may be advised where that information can be accessed, or be given the opportunity to obtain such details electronically.

4.4	Options personal to Participants

An Option may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any person, except that on the death of a Participant an Option may be transmitted to the Participant’s personal representatives.

5.	LIMIT ON SHARES

5.1	The 10 per cent. limit over 10 years

The total number of Shares which may be allocated under the Plan in any year will not, when aggregated with the number of Shares allocated under the Plan and any other Employees’ Share Plan adopted by the Company during that year and the preceding nine years, exceed 10% of the ordinary share capital of the Company in issue at the end of that year.

5.2	Exclusion from limit

In calculating the limit in Rule 5.1, any Shares where the right to acquire them was cancelled, released or lapsed without being exercised, and any Shares allocated before the date the Shares were first Listed, will be disregarded.

5.3	Meaning of allocation and year

References to the “allocation” of Shares means, in the case of any share option plan, the placing of unissued shares or treasury Shares under option and, in relation to other types of Employees’ Share Plan, means the issue and allotment of Shares, or transfer of Shares out of treasury. References to “year” shall mean each financial period of 12 months of the Company. If any financial period of the Company is materially longer or shorter than 12 months the limit will be applied with appropriate adjustments.

5.4	Grants in excess

If an Option is granted on terms which do not comply with this Rule 5, the number of Shares over which that Option has been granted will, together with the number of Shares over which all other Options have been granted on the same Date of Grant, be reduced pro rata to the largest lower number that complies with this Rule. An adjusted Option will take effect from the Date of Grant as if it had been granted on the adjusted terms and, for the purpose of Rule 8.2, the amount of the repayment made under the Participant’s related Savings Contract will be deemed to be adjusted as appropriate.

5.5	Adjustment of Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Plan are to be taken into account for the purposes of the limit in this Rule and a Variation in the equity share capital of the Company has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Board considers appropriate to take account of the Variation.

6.	TIME OF EXERCISE OF OPTIONS

6.1	General rules for exercise

An Option may, except as provided in Rule 6.2, only be exercised by a Participant while he is a director or employee of a Participating Company or an Associated Company as defined in paragraph 47(1) of Schedule 3.

6.2	Timing of exercise

Subject to Rule 7, an Option can be exercised at any time during the period of six months following the earliest of:

(a)	the applicable Bonus Date;

(b)	the Participant ceasing to be a director or employee of a Participating Company or an Associated Company:

(i)	by reason of injury, disability, Redundancy or retirement;

(ii)	by reason of:

a.	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; or

b.

a Participant holding office or being employed in a company which is an Associated Company of the Company and that company then ceasing to be an Associated Company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Corporation Tax Act 2010);

(iii)

because the office or employment relates to a business or part of a business which is transferred to a person who is not an Associated Company of the Company, where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(iv)	more than three years after the Date of Grant, due to pregnancy;

(c)	the passing of a resolution for voluntary winding-up of the Company (other than for the purpose of a reconstruction or amalgamation).

6.3	Death

Subject to Rule 7, any Option held by a Participant who dies can be exercised by the Participant’s personal representatives within 12 months after the earlier of the date of the Participant’s death or the Bonus Date of the Option (if death occurs within six months of the Bonus Date).

6.4	Cessation of scheme related employment

(a)

For the purposes of Rule 6.2(b), a Participant will not be treated as ceasing to be an employee or director of a Participating Company until the Participant is no longer employed by the Company or an Associated Company (which for these purposes is defined in paragraph 35(4) of Schedule 3).

(b)

For the purposes of Rule 6.2(b)(iv), a woman who leaves employment because of pregnancy will cease employment on the date on which she indicates either that she does not intend to return to work or that she will not be returning to work. If she does not so indicate she will cease employment on the day after the date on which maternity pay under the Employment Rights Act 1996 ceases to be payable, or if later, any other date specified in the terms of her employment without her returning to work.

6.5	Takeover

(a)

Subject to Rule 7 and provided the Option is not to be exchanged under Rule 6.8, an Option can be exercised up to 20 days before the relevant date and for a period of six months following the relevant date, the relevant date being the date on which an offeror (together with others, if any, acting in concert with the offeror) obtains Control of the Company as a result of making a general offer to acquire all the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which, in either case, are not at the time owned by the offeror or any company Controlled by the offeror and/or persons acting in concert with the offeror) and any condition subject to which the offer was made has been satisfied. In respect of any Option exercised in anticipation of the change of Control occurring, where the relevant date does not occur within the period of 20 days following the exercise of the Option, the exercise of the Option will be treated as having no effect.

(b)

If, as a result of the change of Control the Shares no longer meet the requirements of Part 4 of Schedule 3, an Option may be exercised up to 20 days after the relevant date notwithstanding that the Shares no longer meet the relevant Schedule 3 requirements.

6.6	Compulsory acquisition notice

Subject to Rule 7 and provided the Option is not to be exchanged under Rule 6.8, an Option can be exercised for the period during which a person is bound or entitled under sections 979 to 982 or 983 to 985 of the Companies Act 2006 to acquire any Shares (or who would be so entitled but for the fact that there were no dissenting shareholders).

6.7	Company reconstruction under s899

(a)

Subject to Rule 7 and provided the Option is not to be exchanged under Rule 6.8, an Option can be exercised up to 20 days before the relevant date and during the period of six months commencing on the relevant date, the relevant date being the date on which the court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 (“Court Sanction”) (or a non-UK company reorganisation arrangement within the meaning of paragraph 47A of Schedule 3 becomes binding). In respect of any Option exercised in anticipation of Court Sanction occurring, where the relevant date does not occur within the period of 20 days following the exercise of the Option, the exercise will be treated as having no effect.

(b)

If as a result of the scheme or arrangement referred to in Rule 6.7(a), the Shares no longer meet the requirements of Part 4 of Schedule 3, an Option may be exercised up to 20 days after the relevant date notwithstanding that the Shares no longer meet the relevant Schedule 3 requirements.

6.8	Reorganisation or merger

If this rule applies, no Options are exercisable. Instead, all Options are to be exchanged during the period set out in paragraph 38(3) of Schedule 3. Rule 10 applies to the exchange save that references to the Acquiring Company in that Rule will be deemed to be references to the Successor Company as defined below. This rule applies when:

(a)	a company (the “Successor Company”) has obtained Control of the Company; and

(b)	at least 75% of the shares of the Successor Company are held by the same shareholders as the shareholders of the Company immediately after the Successor Company has obtained Control; and

(c)	the Successor Company consents to the exchange of options under this Rule.

7.	LAPSE OF OPTIONS

7.1	Normal lapse

Subject to the other provisions of this Rule 7, an Option will lapse on the earliest of:

(a)	the expiry of six months from the Bonus Date;

(b)	the expiry of six months from the date on which the Participant ceases to be a director or employee of a Participating Company or an Associated Company in accordance with Rule 6.2(b);

(c)	the date on which the Participant ceases to be a director or employee of a Participating Company or an Associated Company in any circumstances other than those referred to in Rule 6.2(b);

(d)	the Participant’s right to continue making Savings Contributions lapsing under the provisions of the Savings Contract other than on death or for the purpose of exercising an Option; and

(e)	subject to sub-paragraph (f) below, the expiry of the period of six months following the occurrence of any of the circumstances permitting the exercise of Options in Rules 6.2(c), (a) and 6.7(a);

(f)	the expiry of a 12 month period from the earlier of the date of death or the Bonus Date in the event of death occurring during the six month period outlined in sub-paragraph (e) above;

(g)	the expiry of the period of 20 days following the occurrence of the circumstances permitting the exercise of Options in Rule 6.5(b) and 6.7(b); and

(h)	the expiry of the period during which a person is entitled or bound to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006.

7.2	Death

Subject to Rule 7.3, in the case of the Participant’s death, an Option will lapse on the expiry of 12 months from the earlier of the date of the Participant’s death and the Bonus Date (if death occurs within six months of the Bonus Date), unless there is a voluntary winding up under Rule 6.2(c), in which case the Option will lapse on the expiry of the period of six months following such event.

7.3	US taxpayers

When this Rule 7 applies to a Participant who is subject to the tax rules of the United States of America, an Option will lapse on the date specified in Rule 7.1 or 7.2 or, if earlier, on the 15th day of the third month following the end of the Taxable Year in which the Option first became exercisable, so as to qualify the Option for the short-term deferral exception described in Section 1.409A-1(b)(4) of the US Treasury Regulations.

8.	EXERCISE OF OPTIONS AND ISSUE OR TRANSFER OF SHARES

8.1	Manner of Exercise

An Option may be exercised in whole or in part by the Participant giving notice of exercise to or at the direction of the Company in a form approved by the Board. The notice will specify the number of Shares (and the Exercise Price) over which the Option is exercised and be accompanied by the form of withdrawal from the Savings Contract required by the Savings Body or by an appropriate remittance and evidence of withdrawal from the Savings Contract. If an Option is exercised in part the unexercised part will lapse.

8.2	Monies available for exercise

The Exercise Price payable on exercise of an Option cannot exceed the amount of the repayment made (including any interest) under the Participant’s related Savings Contract. For this purpose, the repayment under the Savings Contract will exclude the repayment of any Monthly Contribution the date of payment of which falls more than one month after the date on which the repayment is made.

8.3	Delivery of shares

Subject to Rule 8.4, the Company will arrange for the delivery of any Shares to a Participant (or the Participant’s nominee) within 30 days following the effective exercise of the Option.

8.4	Consents

The delivery of any Shares under the Plan will be subject to obtaining any necessary approval or consent.

8.5	Ranking of Shares

Shares acquired by a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they will not be entitled to any rights attaching to Shares by reference to a record date falling before the date on which the Participant is entered on the Company’s register of shareholders in respect of those Shares.

8.6	Listing

While the Shares are Listed the Company will apply for Listing of any Shares issued under the Plan as soon as practicable after their allotment.

9.	ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation, the number and/or the nominal value of Shares over which an Option is granted and the Option Price will, subject to Rule 9.2, be adjusted in accordance with the requirements set out in Schedule 3 and in the manner the Board determines so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price and the total Market Value of the Shares under Option remains substantially the same.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can reduce the Option Price to less than the nominal value of a Share. Where Options relate to both issued and unissued Shares, an adjustment under Rule 9.1 above may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares to less than the nominal value of a Share will only be made if and to the extent that the Board is authorised to:

(a)	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to an Option exceeds the adjusted Exercise Price; and

(b)	apply that sum in paying up the Shares,

so that on exercise of the Option the Board will capitalise that sum and apply it in paying up the Shares.

9.3	Notifying Participants

The Company will take the steps it considers necessary to notify Participants of any adjustments made under Rule 9 and may call in, cancel, endorse, issue or re-issue any certificate as a result of that adjustment.

10.	EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the “Acquiring Company”):

(a)	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares,

in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

(b)

obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 (or a non-UK company reorganisation arrangement within the meaning of paragraph 47A of Schedule 3 becomes binding); or

(c)	becomes entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006,

any Participant may, at any time within the Appropriate Period, by agreement with that Acquiring Company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to the Participant of a new option (the “New Option”) which (for the purposes of paragraph 39 of Schedule 3) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or another company falling within paragraph 18(b) or (c) of Schedule 3).

10.2	The New Option

The New Option will only be regarded as equivalent to the Old Option if the conditions set out in paragraph 39(4) of Schedule 3 are satisfied. Where that is the case, the New Option will be treated as an Option granted under the Plan at the same time and on the same terms as the Old Option except for the purpose of the definition of “Participating Company” in the Appendix, and:

(a)

the Rules will be construed in relation to the New Option as if references to Shares were references to the shares over which the New Option is granted and references to the Company were references to the different company mentioned in Rule 10.1; and

(b)	Rule 12.2 will be omitted.

For the purposes of satisfying the conditions set out in paragraph 39(4) of Schedule 3, the market value of any Shares must be determined using a methodology agreed with HMRC in accordance with paragraph 39(8) of Schedule 3.

For the avoidance of doubt, the Plan remains that of the original scheme organiser after the release.

11.	ADMINISTRATION

11.1	Administration and interpretation

The Plan will be administered by the Board. The Board has full authority, consistent with the Rules, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Board’s decision on any matter concerning the Plan will be final and binding.

11.2	Costs

The Company will bear the cost of introducing and operating the Plan (including but not limited to stamp duty, stamp duty reserve tax and any other costs relating to the issue or transfer of Shares upon the exercise of Options). However, the Company may require any Participating Company to reimburse the Company for any Plan costs borne by the Company, directly or indirectly, in respect of that Participating Company’s officers or employees.

11.3	Shares to cover Options

The Company will ensure that sufficient Shares will be available to satisfy all outstanding Options.

11.4	Notices

Any notice or other communication in connection with the Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company, to its registered office or other address that it notifies in writing; and

(ii)

in the case of an individual, to the individual’s last known address or, where the individual is a director or employee of a Participating Company or an Associated Company, either to the individual’s last known address or to the address of the place of business at which the individual performs the whole or substantially the whole of the duties of the individual’s office or employment; or

(c)	by sending it by facsimile, email or any form of electronic transfer acceptable to the Board:

(i)	in the case of a company, to the facsimile number, email address or other number or address that the company notifies; and

(ii)

in the case of an individual, to the individual’s last known facsimile number or email address, or where the individual is a director or employee of a Participating Company or an Associated Company, to the individual’s workplace facsimile number or email address.

11.5	Time of service of notice

Any notice under Rule 11.4 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched, as appropriate.

11.6	Documents sent to shareholders

Participants may receive copies of any notice or document sent by the Company to the holders of Shares.

12.	AMENDMENT

12.1	Board’s power to amend

Subject to the provisions of this Rule 12, the Board can at any time amend any provisions of the Plan in any respect.

12.2	Shareholder approval

Subject to Rule 12.4 below, no amendment can be made to the advantage of Participants or Eligible Employees to:

(a)	the persons to whom Options may be granted;

(b)	the limit on the number of Shares which may be issued or transferred out of treasury under the Plan;

(c)	the maximum entitlement for individual Participants;

(d)	the rights attaching to Options and Shares;

(e)	the determination of the Option Price;

(f)	the rights of Participants in the event of a Variation; or

(g)	the terms of this Rule 12.2,

without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Participants’ approval

No amendment will be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

(a)

with the written consent of the number of Participants that hold Options under the Plan to acquire 75 per cent. of the Shares which would be delivered if all Options granted and subsisting under the Plan were exercised; or

(b)	by a resolution of a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and for the purposes of this Rule 12.3 the provisions of the articles of association of the Company relating to shareholder meetings will apply with the necessary changes.

12.4	Permitted amendments

Rule 12.2 will not apply to any amendment which is:

(a)	necessary or desirable in order to obtain or maintain the status of the Plan as a Schedule 3 Plan;

(b)	minor and to benefit the administration of the Plan;

(c)	to take account of any changes in legislation; or

(d)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any Participating Company or Associated Company, or any present or future Participant.

12.5	Overseas Eligible Employees

The Board may adopt additional sections of the Plan applicable in any jurisdiction, under which Options may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant, the Company or any Participating Company. Any additional section must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in Rule 2.8 (Limit on participation) or Rule 5 (Limit on Shares). Any additional section and all Options granted under that section will not form part of the Plan for the purposes of Schedule 3. Any additional section and all Options granted under that section will be governed by and construed in accordance with the laws of England.

12.6	Notice of amendments

Participants will be given written notice of any amendments to the Plan made under Rule 12 as soon as reasonably practicable after they have been made.

13.	GENERAL

13.1	Dealing Restrictions

The Group, Associated Companies, the Board, Eligible Employees and Participants will have regard to Dealing Restrictions when (in each case, as appropriate) operating, interpreting, administering, participating in and taking any and all such other action in relation to, or contemplated or envisaged by, the Plan including any appendices to the Plan.

13.2	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time determined by the Board. Termination of the Plan will not affect Options granted before termination.

13.3	Funding the Plan

The Company and any Participating Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

13.4	Rights of Participants and Eligible Employees

The rights and obligations of any individual under the terms of the individual’s office or employment with a Participating Company or Associated Company will not be affected by the individual’s participation in the Plan nor any right which the individual may have to participate under it. A Participant holding an Option will not have any rights of a shareholder of the Company with respect to that Option or the Shares subject to it.

13.5	No right to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of the Participant’s office or employment with a Participating Company or Associated Company for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from the Participant ceasing to have rights under or to be entitled to exercise any Option under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in Employment or will affect the right of any Participating Company or any Associated Company to terminate the employment of any Participant without liability at any time, with or without cause, or will impose on any Participating Company, any Associated Company or the Board or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights under the Plan for any reason as a result of the termination of the Participant’s employment.

13.6	The benefit of Rules 13.4 and 13.5

The benefit of Rules 13.4 and 13.5 is given for the Company, for itself and as trustee and agent of all the Participating Companies and Associated Companies. The Company will hold the benefit of these Rules on trust and as agent for each of them and may assign the benefit of this Rule 13.6 to any of them.

13.7	Articles of association

Any Shares acquired on the exercise of Options will be subject to the articles of association of the Company from time to time.

13.8	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

13.9	Third Parties

This Plan confers no benefit, right or expectation on a person who is not an Eligible Employee. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. Any other right or remedy which a third party may have is unaffected by this Rule.

13.10	Data Protection

All Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by a Participating Company and/or a trustee and passed on to a third party where necessary for administration of the Plan, including to countries or territories outside the European Economic Area.

14.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the law of England. All Participants, the Company, and any other Participating Company or Associated Company, will submit to the jurisdiction of the English courts in relation to any dispute arising under the Plan.

NON TAX-ADVANTAGED SCHEDULE

1.	Demerger or distribution in specie

In the event of a demerger, exempt distribution under section 213 of the Taxes Act or other distribution in specie, Options may be adjusted in the manner described in Rule 9, provided that at the time of making the adjustment the Plan is no longer a Schedule 3 Plan and the relevant legislation permits such adjustment.

APPENDIX 1

Act	the Income Tax (Earnings & Pensions) Act 2003;

Appendix	this appendix which forms part of the Rules;

Appropriate Period	the relevant period referred to in paragraph 38(3) of Schedule 3;

Associated Company	the meaning given by paragraph 47(1) of Schedule 3 unless otherwise specified in the Rules;

Board	the board of directors for the time being of the Company or a duly constituted committee of the board;

Bonus Date	the date on which the bonus becomes payable under the terms of the relevant Savings Contract;

Company	Worldpay Group PLC, registered in England and Wales under number 08762327;

Continuous Service	the same meaning as for “continuous employment” given in the Employment Rights Act 1996;

Control

in relation to a body corporate, the power of a person to secure:

(a)   by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)   by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person;

Date of Grant	with respect to an Option, the date on which it is granted under Rule 4;

Date of Invitation	the date on which an invitation is made to Eligible Employees under Rule 2;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Dealing Restrictions

any applicable restriction or restrictions on dealings or transactions in securities imposed by:

(a)   any rules, statutory requirements, orders, legal or regulatory code, provision or rule or other requirement or guidance; and/or

(b)   any code adopted or established by the Company in addition or replacement to (a) above, in force, and as amended or replaced, from time to time;

Eligible Employee

any person who at the Date of Grant is either:

(a)   an employee or Full-Time Director of any Participating Company:

(i) whose earnings from their employment are (or would be if there were any) general earnings to which section 15 or section 21 of the Act applies; and

(ii)  who has the qualifying period (if any) of Continuous Service (not exceeding 5 years before the Date of Grant) that the Board determines; or

(b)   any employee or executive director of a Participating Company not within (a) above who the Board determines to be an Eligible Employee in respect of any particular invitation.

Employees’ Share Plan

a scheme for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of:

(a)   the employees or former employees of the Company, the Company’s subsidiary or holding company or a subsidiary of the Company’s holding company; or

(b)   the wives, husbands, widows, widowers or children or step- children under the age of 18 of such employees or former employees;

Exercise Price	the total amount payable on exercise of an Option being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

Five Year Bonus	the amount of bonus payable under a Savings Contract following the fifth anniversary of the start date of that Savings Contract and the payment of 60 monthly contributions under that Savings Contract;

Full-Time Director	a director whose terms of appointment require the director to devote not less than 25 hours per week (excluding meal breaks) to the director’s duties under the appointment;

Group	the Company and all companies which are under the Control of the Company;

HMRC	Her Majesty’s Revenue & Customs;

Invitation Period

the period of 42 days commencing on the earliest of the date of registration of the Plan under Schedule 3 of the Act or any of the following:

(a)   the day after the date on which the Company releases its results for any financial period;

(b)   any day on which the Board resolves that exceptional circumstances exist which justify the grant of options;

(c)   any day on which any change to the legislation affecting tax- advantaged savings-related share option schemes is announced or made; and/or

(d)   the day immediately following any general meeting of the Company;

Listed	admitted to trading on a Recognised Stock Exchange and Listing will be construed accordingly;

London Stock Exchange	the London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange plc;

Market Value

in relation to a Share on any day:

(a)   if the Shares are not Listed, an amount equal to its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with the Shares Valuation Division of HMRC in advance of the Date of Invitation;

(b)   if the Shares are Listed, its middle market quotation as derived from the Daily Official List of the London Stock Exchange; and

(c)   if the Shares are subject to a restriction, the Market Value is to be determined as if they were not subject to the restriction;

Maximum Contribution

the lesser of:

(a)   a Monthly Contribution of £500 or, if different, such maximum amount permitted under paragraph 25 of Schedule 3 as the maximum amount of a Monthly Contribution; and

(b)   the maximum Monthly Contribution determined by the Board;

Minimum Contribution

the lesser of:

(a)   a Monthly Contribution of £10 or any other amount stipulated under Schedule 3 as the minimum amount of a Monthly Contribution; and

(b)   the minimum Monthly Contribution determined by the Board, not being less than £5;

Monthly Contribution	the monthly amount agreed to be paid by a Participant under a Savings Contract;

Option	a right to acquire Shares under the Plan;

Option Price	the price determined by the Board under Rule 2.3 at which a Share subject to an Option may be acquired on the exercise of that Option;

Participant	any person who has been granted an Option including, if relevant, the person’s personal representatives;

Participating Company	the Company and any other company in the Group to which the Board has resolved that the Plan will extend;

Plan	the Worldpay Group PLC Savings-Related Share Option Scheme, as amended from time to time in accordance with the Rules;

Plan Period	the period starting on the date the Plan is approved by the Company in general meeting and ending on the 10th anniversary of that date;

Redundancy	termination of the Participant’s employment by reason of redundancy within the meaning of the Employment Rights Act 1996;

Recognised Stock Exchange	the London Stock Exchange and any other stock exchange outside the United Kingdom that is for the time being designated for the purpose of section 841 of the Taxes Act as a recognised stock exchange;

Rules	the rules of the Plan as amended from time to time;

Savings Body	the savings body designated by the Board for the purpose of the Plan;

Savings Contract	a contract under a certified contractual savings scheme within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005 which meets the requirements of Schedule 3;

Savings Contract Repayment

(a)   the aggregate repayment which corresponds to any particular rate of saving under a Savings Contract, being the repayment of all Savings Contributions plus the Three Year Bonus or the Five Year Bonus, as applicable, payable on the Bonus Date; or

(b)   to the extent that Rules 3 or 5 apply to adjust the number of Shares under Option, the amount applied to calculate the number of Shares comprised in the Option;

Schedule 3	Schedule 3 to the Act;

Schedule 3 Plan	a Schedule 3 SAYE option scheme as that term is defined under Schedule 3;

Share	a fully paid ordinary share in the capital of the Company which satisfies the conditions of paragraphs 18, 19, 20 and 22 of Schedule 3;

Taxable Year	the calendar year, or, if later, the end of the taxable year (for US federal income tax purposes) of the member of the Group that employs the Participant, in which the Option first becomes exercisable;

Taxes Act	the Income and Corporation Taxes Act 1988;

Three Year Bonus	the amount of bonus payable under a Savings Contract following the third anniversary of the starting date of that Savings Contract and payment of 36 monthly contributions under that Savings Contract; and

Variation	in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a subdivision, consolidation, reduction or any other variation of the Company’s share capital.

APPENDIX 2

THE WORLDPAY GROUP PLC US EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board, and effective from, 27 July 2016)

Amended by the Board on 28 February 2017

1.	INTRODUCTION

1.1	US Employee Stock Purchase Plan

This Appendix sets out the rules for the US Employee Stock Purchase Plan that will apply to employees of a US Participating Company (the US Plan).

1.2	Type of US Plan

The US Plan has been drafted to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the Code), as amended. The provisions of the US Plan will be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code, as amended.

1.3	Purpose of US Plan

The US Plan is intended to provide employees of a US Participating Company an opportunity to acquire Shares.

1.4	Incorporation of the Rules of the Plan

The following Rules of the Plan will apply for the purposes of the US Plan:

Rule	Title of Rule
1.2	Interpretation

2.2	Form of Invitation

5	Limit on Shares

8.3	Delivery of Shares

8.4	Consents

8.5	Ranking of Shares

8.6	Listing

11	Administration

13	General

2.	DEFINITIONS

Unless otherwise defined in this Appendix 2, words and expressions defined in the Rules of the Worldpay Group PLC Savings-Related Share Option Scheme will have the same meanings in the US Plan except that the following words and expressions have the following meanings:

Custodian	the custodian appointed by the Company for the purposes of the US Plan;

Enrolment Period

the period of 42 days commencing on any of the following:

(a)   the day after the date on which the Company releases its results for any financial period;

(b)   any day on which the Board resolves that exceptional circumstances exist which justify the grant of options;

(c)   any day on which any change to the legislation affecting employee stock purchase plans under Section 423 of the Code is announced or made;

(d)   the day immediately following any general meeting of the Company; and/or

(e)   where the communication, commencement or operation of an Enrolment Period during any period specified at (a) to (d) above is prohibited by Dealing Restrictions, the day after the date that all such Dealing Restrictions cease to apply;

Offering Period	a period of no more than 27 months between the date on which an Option is granted and the date on which the Option may be exercised as determined under paragraph 5.1;

Purchase Date

the last Dealing Day of an Offering Period, or if a purchase on the last Dealing Day of an Offering Period is impracticable, the following Dealing Day (so long as such Dealing Day is not later than 27 months from the date on which the Option was granted);

Share Account	a book-entry account in which a Participant’s Shares, and where applicable, dividends paid on those Shares are recorded;

US Participating Company	any company in the Group which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code (including any wholly owned entity of a subsidiary corporation which is treated as an entity disregarded as separate from its owner for US federal income tax purposes) to which the Board has resolved that the US Plan will extend.

3.	LIMITATIONS

3.1	Overall limitations

The maximum number of Shares available under the US Plan will not exceed 100,000,000 (one hundred million).

At any time before the commencement of an Offering Period, the Board may establish a limit on the number of Shares available for that Offering Period.

Shares available for the US Plan may be: (i) acquired by purchase on the open market; (ii) issued directly by the Company, or (iii) any combination of (i) and (ii).

If there is a Variation in the number of Shares issuable under the US Plan, the maximum number of Shares that may be purchased by any one individual during an Offering Period, and the option price and/or the number of Shares that are the subject of outstanding Options may be adjusted in the manner the Board determines to be fair and reasonable which is permissible under Section 423 of the Code and treats the affected employees in as uniform a manner as practicable and equitable.

3.2	Individual Offering Period limitation

Unless the Board determines otherwise prior to the commencement of an Offering Period, the maximum number of Shares that may be purchased by any Eligible Employee in respect of a particular Offering Period shall not exceed 10,000 (ten thousand). The US Plan shall be interpreted and applied accordingly.

4.	ELIGIBILITY

4.1	Eligible Employees

Employees of US Participating Companies who are eligible to participate in the US Plan are those employees:

(a)	who are customarily contracted to work 20 or more hours per week, and

(b)	who have completed 30 days of employment before the first day of the relevant Offering Period.

4.2	Employees not eligible to participate

Notwithstanding the above, no Option will be granted under the US Plan to any employee:

(a)	whose customary employment is for not more than five (5) months in any calendar year;

(b)

if the grant would cause the value of the Shares subject to the employee’s outstanding options under the US Plan and any Code Section 423 employee stock purchase plans offered by an Participating Company, or any “parent corporation” or “subsidiary corporation” of an Participating Company (as those terms are defined in Section 424 of the Code), to exceed $25,000 in Market Value (determined on the date or dates of grant of the options, and for the avoidance of doubt, without regard to the applicable discount to the Market Value under paragraph 6.1(a)), in any calendar year; or

(c)

if immediately following the grant the employee would own shares and/or hold outstanding options or other rights to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any of its affiliates. For purposes of this paragraph, the rules of Section 424(d) of the Code will apply in determining share ownership of any employee.

5.	OFFERING AND ENROLMENT PERIODS

5.1	Offering Periods

Subject to Dealing Restrictions, Offering Periods will commence:

(a)	bi-annually around September and March each year following the announcement or publication of the Company’s half year financial results; or

(b)	at any other time as determined by the Board.

Each Offering Period will include a period of approximately six months. The Board may change the duration of future Offering Periods; provided however, that no Offering Period shall extend beyond 27 months.

5.2	Enrolment Period

(a)

During the Enrolment Period, every Eligible Employee will be given the opportunity to elect (in such form and within such timeframe as the Board determines) whether to participate in the Offering Period and to submit an Enrolment Form.

(b)	A Participant may designate in their Enrolment Form a payroll savings deduction of no less than $15 per month per Offering Period and no more than such:

(i)	maximum monthly amount per Offering Period determined by the Board from time to time; and

(ii)	amount so that the total savings deductions for all Offering Periods running concurrently do not exceed $2,000 per month (or such lower monthly amount determined by the Board from time to time).

(c)

The Company shall maintain records of all payroll deductions in a notional account on behalf of the Participant but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

5.3	Suspension of contributions

A Participant’s contributions will be suspended for a period of up to 90 days during an Offering Period that the Participant is not receiving sufficient remuneration to cover the full amount of the contributions deduction designated in the Participant’s Enrolment Form.

5.4	Automatic Re-enrolment

The deduction rate selected by a Participant in the Enrolment Form will remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrolment Form authorizing a new level of payroll deductions in accordance with paragraph 5.2; (b) withdraws from the US Plan in accordance with paragraph 5.5; or (c) terminates employment or otherwise becomes ineligible to participate in the US Plan.

5.5	Withdrawal/early termination of contributions

Participants will be permitted to discontinue contributions during any Offering Period at any time. The discontinuance of contributions will result in the termination of participation in the US Plan with respect to the Offering Period for which the contributions were being made. Any contributions to date, and any applicable earnings on those contributions, will be returned to the Participant, and the Participant will forfeit any Option granted with regard to the Offering Period for which the contributions were being made.

6.	OPTIONS

6.1	Option grants

On the first day of each Offering Period, each employee eligible to participate in the US Plan who elected to participate in that Offering Period will be granted an Option with the following terms:

(a)

the Option Price will be the lesser of (A) 85% of the average of the Market Values of a Share on the three Dealing Days immediately preceding the first day of the Offering Period, or (B) 85% of the average of the Market Values of a Share on the three Dealing Days immediately preceding the Purchase Date;

(b)	the Option Price will be denominated in British Pounds Sterling (GBP);

(c)	the Option will be for the purchase of a whole number of Shares;

(d)

the maximum number of Shares subject to the Option which will be determined in accordance with the following formula: amount of payroll deductions over the Offering Period, plus any applicable earnings, divided by the Option Price per share after the Market Value of a Share has been converted from GBP to US Dollars (USD) using the closing GBP:USD exchange rate published by Bloomberg, or a similar data provider approved by the Board; and

(e)

all Options granted under the US Plan with respect to the Offering Period will lapse on the earlier of the day that is: (i) 27 months after the date of grant (or any shorter period specified by the Board), or (ii) 60 days after the employee ceases to be employed by the Group.

6.2	Accrual limitations

(a)

No Participant will be entitled to accrue rights to acquire Shares under any Option outstanding under the US Plan if and to the extent that the accrual, when aggregated with (a) rights to purchase Shares accrued under any other Option granted under the US Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code)) of the Company would permit the Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of shares of the Company (determined on the basis of the Market Value per share on the date or dates the Options or rights are granted, and for the avoidance of doubt, without regard to the applicable discount to the Market Value under paragraph 6.1(a)) for each calendar year the Options or rights are, at any time, outstanding.

(b)	For the purposes of apply the accrual limitation to the Options granted under the US Plan, the following provisions will apply:

(i)	the right to acquire Shares under each outstanding Option will accrue when the Option first becomes exercisable during the calendar year; and

(ii)

no right to acquire Shares under any outstanding Options will accrue to the extent the Participant has already accrued in the same calendar year the right to acquire shares under one or more other Options at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of shares (determined on the basis of the Market Value per share on the date or dates of grant, and for the avoidance of doubt, without regard to the applicable discount to the Market Value under paragraph 6.1(a)) for each calendar year the Options were, at any time, outstanding.

(c)

If by reason of the accrual limitation, any Option of a Participant does not accrue for a particular Offering Period, the payroll deductions that the Participant made during that Offering Period with respect to the Option will be promptly refunded.

(d)	If there is any conflict between the provisions of this paragraph and one or more provisions of the US Plan or any documents issued under the US Plan, the provisions of this paragraph will override.

6.3	Transferability of Options

Options held by a Participant are not transferable by the Participant other than by will or the laws of descent and distribution, and will be exercisable, during the Participant’s lifetime, only by the Participant.

6.4	Designation of Beneficiary

A Participant may file a written beneficiary designation indicating the individual(s) to receive any Shares credited to the Participant’s Share Account and contributions and any applicable earnings credited to the Participant’s account, or to act in accordance with paragraph 6.6 below, if the Participant dies.

6.5	Exercise of Options

A Participant’s Option will be exercised automatically on the Purchase Date of the Offering Period. With respect to the exercise of the Option:

(a)

a Participant’s Option may be exercised only to the extent that the Participant’s notional account balance covers the purchase price of whole Shares, and subject to the limitations of paragraphs 3 and 4.2 above and any of the other limits applicable under the US Plan (including, but not limited to, Rule 5 of the Plan). In no event will a Participant be permitted to purchase Shares for an Offering Period in excess of the number of Shares subject to the Option granted to the Participant for that Offering Period; and

(b)

any accumulated contributions that remains in a Participant’s notional account after the Participant’s Option has been exercised will be aggregated with other contributions in subsequent Offering Periods to acquire Shares on future Purchase Dates.

6.6	Cessation of employment or leave of absence

(a)

Upon termination of a Participant’s employment for any reason, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the US Plan and the Participant’s accumulated contributions (that have not been used to purchase Shares) will be returned to the Participant, or in the case of the Participant’s death, to the Participant’s beneficiary, and the Participant’s Option will be automatically terminated.

(b)

If a Participant takes a leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the US Plan in accordance with paragraph 5.3 but will remain a Participant through the balance of the Offering Period in which his or her leave of absence begins, so long as such leave of absence does not exceed 90 days. If a Participant takes a leave of absence without terminating employment and such leave of absence exceeds 90 days, such Participant will be deemed to have withdrawn from the US Plan in accordance with paragraph 5.5 on the 91st day.

6.7	Exercise of Options on change of Control

On a change of Control of the Company, each outstanding Option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the Option, the Offering Period with respect to which the Option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the change of Control. Before the new Purchase Date, the Board will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s Option will be exercised automatically on that date, unless before that time, the Participant has withdrawn from the Offering in accordance with paragraph 5.5.

6.8	Share Account and custody of Shares

(a)

Custody of Shares. Shares allocated to, or purchased for, a Participant will be held in a nominee Share Account maintained for the benefit of the Participant by the Custodian. If the Participant directs, by written notice to the Custodian, the Shares may be registered in the name of the Participant and the name of one other person designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

(b)

Share Account Statement. The custodian will send a statement to each Participant, no less frequently than annually, setting out the number of Shares held in the name of the Participant, and any dividends paid on the Shares.

(c)	Voting Rights. Each Participant will have all ownership rights with respect to the Shares credited to their Share Account, including the right to exercise the voting rights attached to the Shares.

(d)

Dividends and Distributions. Any dividends or distributions payable on Shares held in a Participant’s Share Account will be subject to the same rights available to any other shareholder, subject to applicable law.

6.9	Custodian

An agreement will be entered into by the Company with the Custodian for the provision of recordkeeping/custodial services. The Custodian will purchase and hold Shares on behalf of employees electing to exercise their Options. The Custodian will also provide services similar to those listed below:

(a)	preparation of a US Plan administration manual;

(b)	liaison with payroll(s) in setting up Savings and Share Accounts;

(c)	preparation and mailing of Savings and/or Share Account statements to Participants;

(d)	preparation and filing of federal tax information; and

(e)	issue of Share certificates; payment of dividends; and distribution of proxy voting materials.

6.10	Disposal of Shares

To qualify for favourable tax treatment under Section 423 of the Code, a Participant may not dispose of a Share less than two years from the date the Option is granted; nor within one year after the purchase of the Share by the Participant.

Each Participant agrees, by electing to participate in the US Plan to notify their employing Participating Company when the Participant sells or otherwise disposes of Shares held by the Participant for less than two years from the date of grant or within one year from the date of purchase, whichever is longer. A Participating Company may be entitled to presume that a Participant has disposed of Shares for which the Participant has requested a stock certificate.

6.11	Authority of the Board

Subject to the express provisions of the US Plan, the Board shall have plenary authority in its discretion to interpret and construe any and all provisions of the US Plan, to adopt rules and regulations for administering the US Plan and complying with applicable laws, including without limitation, US and U.K. securities laws, and to make all other determinations deemed necessary or advisable for administering the US Plan. The Board’s determination of the foregoing matters shall be conclusive. The Board also shall have the authority to delegate any of its powers, including without limitations, delegation to a record-keeper/ custodian providing administrative services with respect to the US Plan.

6.12	Shareholder approval

The US Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the US Plan is adopted by the Board.

7.	AMENDMENT AND TERMINATION OF US PLAN

The Board will have complete power and authority to terminate or amend the US Plan; provided that the Board will not, without the approval of the shareholders of the Company in general meeting increase the maximum number of Shares which may be acquired as specified in paragraph 3.1. No termination, modification, or amendment of the US Plan, may without the consent of an employee who then has Options, adversely affect the rights of such employee under such Options.

8.	SEVERABILITY

If any provision of the US Plan is determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the US Plan will remain in full force and effect to the fullest extent permitted by law.

9.	GOVERNING LAW

The US Plan will be governed by and construed in accordance with the laws of the State of Georgia. All Participants, the Company, and any other Participating Company or Associated Company, will submit to the jurisdiction of the courts of the State of Georgia in relation to any dispute arising under the US Plan.